                                                                      Exhibit 99

                            (MACKINAC FINANCIAL LOGO)

November 20, 2006

Dear Shareholders:

This letter will comment on our performance through the 2006 third quarter and discuss expected future opportunities and challenges for your Corporation. We have made a steady advance toward achieving our goals for growth and profit through the first nine months of 2006. Our expectations are high and challenging for the fourth quarter of 2006 and future periods. We are closing out 2006 with a slowing Michigan economy and a market bias for declining interest rates, both of which could lead to shrinking interest margins. This environment will result in a need for an even greater focus on quality loan growth, core deposit growth and expense management.

THIRD QUARTER 2006 IN-REVIEW

The third quarter marked the following successes:

          - Continued, yet slower loan growth with production of $21.4 million,

          -    Core deposit growth of $10 million in balances,

          -    On going Credit Quality:

                    -    Nonaccrual loans at .71% of total loans

                    -    Nonperforming assets at .58% of total assets.

In the third quarter our results included some unplanned items:

          - Legal expenses related to lawsuit against former accountants; $160,000 for the quarter and $400,000 year to date,

          - On the positive side the increased profitability of your Corporation allowed us to recognize a small portion, $500,000, of the deferred tax benefit related to the NOL carry-forward.

LOAN PRODUCTION

The third quarter provided continued, yet slower loan growth in all markets. We are beginning to experience the effects of a slowdown of the Michigan economy; however, our pipeline of $21.1 million of approved but unclosed loans ($15.0 million in Oakland County) at the end of the third quarter was encouraging and our expectations are that the fourth quarter will be a good one. The loan growth that we have achieved marks one of our successes for 2006. Production of $83.548 million in loans through September 30 is slightly behind our aggressive growth Plan for 2006 but is $11.651 million ahead of 2005 production for the same period. In the third quarter we continued our recent success in consumer loan growth throughout our northern branch network. So far in 2006, the Bank has grown consumer loan outstandings by $7.2 million, or 15.3%. Commercial loan growth is still the primary focus but we expect continued success in consumer loan growth due from increased mBank brand recognition in our banking markets coupled

                             LOAN GROWTH BY QUARTER
                             (dollars in thousands)

                               (PERFORMANCE GRAPH)
with the increased efforts and service of branch managers and support staff. The table and chart below illustrate the success we have experienced in generating loans for the seven quarters following recapitalization.

                               NEW LOAN PRODUCTION

                                                 2005
                           ------------------------------------------------
                            First     Second    Third       YTD      Fourth     2005
(dollars in thousands)     Quarter   Quarter   Quarter   09/30/05   Quarter     TOTAL
                           -------   -------   -------   --------   -------   --------
REGION
Upper Peninsula             $6,861   $ 9,099   $ 9,090    $25,050   $19,263   $ 44,313
Northern Lower Peninsula       686    12,449     9,698     22,833    13,786     36,619
Oakland County               1,100    12,480    10,434     24,014    12,813     36,827
                            ------   -------   -------    -------   -------   --------
   TOTAL                    $8,647   $34,028   $29,222    $71,897   $45,862   $117,759
                            ======   =======   =======    =======   =======   ========

                                            2006
                           --------------------------------------
                            First     Second    Third       YTD
                           Quarter   Quarter   Quarter   09/30/06
                           -------   -------   -------   --------
REGION
Upper Peninsula            $ 7,592   $14,082   $10,356   $32,030
Northern Lower Peninsula     7,621     7,655     5,537    20,813
Oakland County              14,884    10,320     5,501    30,705
                           -------   -------   -------   -------
   TOTAL                   $30,097   $32,057   $21,394   $83,548
                           =======   =======   =======   =======

The chart below illustrates the portfolio mix of loans for each period end:

                                   TOTAL LOANS
                             (dollars in thousands)

                               (PERFORMANCE GRAPH)

CREDIT QUALITY

We are pleased that the significant loan growth for 2005 and the first nine months of 2006 was accomplished without compromising credit quality. As of September 30, 2006, the Corporation's nonaccrual loans and total nonperforming assets remained at levels considered below peer. The reserve for loan losses was reduced by $600,000 in the first quarter in recognition of our excellent credit quality. The reserve at September 30, 2006 stood at $5.316 million 1.82% of loans outstanding.

CORE DEPOSIT GROWTH

The growth of core deposits, which we define as demand deposits, interest bearing checking accounts, money market and savings accounts, and certificates of deposits that are generated by our branch system, continued during the third quarter of 2006. Growth of core deposits is a vital element of increased profitability and the notable increase in demand account balances in the third quarter provides an early indication of success in low cost deposit growth. We are pleased with the growth overall and continue to experience new account openings which we believe will lead to greater core balances in future periods.

The table and chart below show changes in dollars and number of accounts lost and added by quarter.

                            DEPOSIT ACCOUNT ACTIVITY

(dollars in thousands)

                                                       2005
                               ----------------------------------------------------
                                 First     Second      Third       YTD      Fourth
                                Quarter    Quarter    Quarter   09/30/05    Quarter
                               --------   --------   --------   --------   --------
Core deposit balances          $150,567   $156,195   $162,303              $174,530
                               --------   --------   --------   --------   --------
Deposit balance, change        $ (2,282)  $  5,628   $(33,472)  $(30,126)  $ 12,227
                               --------   --------   --------   --------   --------
Accounts opened                     272        880        956      2,108      1,428
Accounts closed                     461        748        603      1,812        867
                               --------   --------   --------   --------   --------
   Net change                      (189)       132        353        296        561
                               --------   --------   --------   --------   --------
Total accounts                  15,837      15,922     18,415                18,415
                               --------   --------   --------              --------
Average balance, per account
   (in whole dollars)          $  9,507   $  9,810   $  8,814              $  9,477
                               ========   ========   ========              ========

                                                 2006
                               -----------------------------------------
                                 First     Second      Third      YTD
                                Quarter    Quarter    Quarter   09/30/06
                               --------   --------   --------   --------
Core deposit balances          $183,438   $185,784   $195,775
                               --------   --------   --------   -------
Deposit balance, change        $  8,908   $  2,346   $  9,991   $21,245
                               --------   --------   --------   -------
Accounts opened                   1,236      1,605      1,327     4,168
Accounts closed                     655      1,052        983     2,690
                               --------   --------   --------   -------
   Net change                       581        553        344     1,478
                               --------   --------   --------   -------
Total accounts                   19,063     19,616     19,960
                               --------   --------   --------
Average balance, per account
   (in whole dollars)          $  9,622   $  9,471   $  9,808
                               ========   ========   ========

                        CORE DEPOSIT ACTIVITY BY QUARTER
                             (dollars in thousands)

                               (PERFORMANCE GRAPH)

Growth in core deposits is important since this less expensive loan funding source will provide the benefits of higher levels of profitability. Core deposit growth is the primary reason for maintaining a branch banking system. We are pleased with our progress in growing core deposits but recognize that maintaining future growth at our recent pace will be challenging. The initial benefits of the "mBank' brand image and reintroduction into our historical branch markets provided core growth momentum late in 2005 and early in 2006. Our challenge for future core growth will be dependent upon competitive products and pricing promoted by an active sales culture and supported by service.

                               CORE DEPOSIT TOTALS
                             (dollars in thousands)

                               (PERFORMANCE GRAPH)

NONINTEREST INCOME

Noninterest income amounted to $251,000 during the second quarter, well below our planned level of $356,000. The 2006 Plan included aggressive noninterest income contribution from secondary mortgage market activity. We fell significantly short of our Plan goals due primarily to the downturn in Michigan's economy, primarily Southeast Michigan, where we had high expectations for mortgage originations.

Generating significant increases in noninterest income for future periods will be difficult since we have a limited platform for growth. Our expectations for future period increases are modest and include increased fee income from our newly introduced overdraft protection program. We are also in the process of reviewing other financial services that we intend to introduce in the near future which will contribute to noninterest income.

NONINTEREST EXPENSE

In the third quarter of 2006 noninterest expense was modestly lower than second quarter expenses. We continued to incur higher than normal legal fees due to the ongoing costs of our legal action against the former accountants of the Corporation. Controlling noninterest expense is a distinct challenge when our primary Corporate objective for increased profitability hinges on growth. We accept this challenge yet recognize that certain operational costs will increase in future periods; however, we have in fact continued our plan for reduction of noninterest expense in most other categories as illustrated in the table below.

                               NONINTEREST EXPENSE

                                                                   2005
                                             ------------------------------------------------
                                              First    Second     Third       YTD      Fourth     2005
(dollars in thousands)                       Quarter   Quarter   Quarter   09/30/05   Quarter    TOTAL
                                             -------   -------   -------   --------   -------   -------
Salaries and employee benefits                $1,504    $1,606    $1,555    $ 4,665    $1,425   $ 6,090
Occupancy                                        226       247       275        748       305     1,053
Furniture and equipment                          159       138       133        430       130       560
Data processing                                  246       246       234        726       994     1,720
Accounting, legal and consulting fees            318       228       204        750       136       886
Loan and deposit                                 293       250       153        696       156       852
Telephone                                         60        77        66        203        68       271
Advertising                                      139       243       314        696       118       814
Other                                          4,685       300       345      5,330       679     6,009
                                              ------    ------    ------    -------    ------   -------
   Total noninterest expense                   7,630     3,335     3,279     14,244     4,011    18,255
                                              ------    ------    ------    -------    ------   -------
Less:
   Penalty - prepayment of FHLB borrowings     4,320        --        --      4,320        --     4,320
   Data processing conversion costs               --        --        --         --       815       815
                                              ------    ------    ------    -------    ------   -------
Noninterest expense, as adjusted              $3,310    $3,335    $3,279    $ 9,924    $3,196   $13,120
                                              ======    ======    ======    =======    ======   =======

                                                              2006
                                             --------------------------------------
                                              First     Second    Third       YTD
                                             Quarter   Quarter   Quarter   09/30/06
                                             -------   -------   -------   --------
Salaries and employee benefits                $1,594    $1,496    $1,487    $4,577
Occupancy                                        317       293       333       943
Furniture and equipment                          156       155       158       469
Data processing                                  154       182       176       512
Accounting, legal and consulting fees            200       414       341       955
Loan and deposit                                 129        98        79       306
Telephone                                         49        51        56       156
Advertising                                       70       107        70       247
Other                                            328       225       302       855
                                              ------    ------    ------    ------
   Total noninterest expense                  $2,997    $3,021    $3,002    $9,020
                                              ======    ======    ======    ======

                         NONINTEREST EXPENSE BY QUARTER
                             (dollars in thousands)

                               (PERFORMANCE GRAPH)

The table above illustrates the progress we have made in controlling noninterest expense. Excluding the one-time extraordinary costs referred to above, noninterest expenses have declined in each successive quarter. We have reduced total noninterest expense more than 10% in the last year. The increases for 2006 include the one time costs associated with the legal action against our former accountants which totaled $400,000 through the end of the third quarter. We expect additional costs in this matter of $250,000 which will bring the case to resolution and/or trial. The increase in occupancy costs over the last few quarters is due to the opening of the full service branch location in Birmingham in January and the relocation of our Gaylord branch office in June of this year. We do not expect any other significant changes to occupancy expense in

                       COMPOSITION OF NONINTEREST EXPENSE
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006

                                   (BAR CHART)
future periods and are exploring opportunities for rental of excess office space at our branch locations.

The chart below illustrates the impact of controlling expenses and expanding our net interest margin has on our efficiency ratio.

                                EFFICIENCY RATIO*

                               (PERFORMANCE GRAPH)

                       COMPONENTS OF THE EFFICIENCY RATIO*

                                                                              QUARTER ENDED,
                                                     ---------------------------------------------------------------
(dollars in thousands)                               06/30/05   09/30/05   12/31/05   03/31/06   06/30/06   09/30/06
                                                     --------   --------   --------   --------   --------   --------
Net interest income (FTE basis)                      $ 2,528    $ 2,643    $ 2,822     $2,800     $3,055     $3,052
Noninterest income, excluding securities gain/loss       272        254        303        216        250        241
                                                     -------    -------    -------     ------     ------     ------
Total operating income (FTE basis)                     2,800      2,897      3,125      3,016      3,305      3,293
                                                     -------    -------    -------     ------     ------     ------
Noninterest expense                                  $ 3,335    $ 3,279    $ 3,246     $2,997     $3,021     $3,002
                                                     =======    =======    =======     ======     ======     ======
Efficiency ratio                                      119.10%    113.19%    103.85%     99.37%     91.41%     91.16%
                                                     =======    =======    =======     ======     ======     ======

* THE EFFICIENCY RATIO CALCULATION EXCLUDES THE FHLB PREPAYMENT PENALTY AND THE DATA PROCESSING CONVERSION COSTS.

CAPITAL

As of September 30, 2006, your Corporation was well capitalized. The strong growth of the Corporation has presented us with challenges to maintain the regulatory capital ratios of the bank. In the second quarter the Corporation established a $6 million line of credit at a correspondent bank to provide the necessary funding for additional capital infusions into the Bank. As of September 30, we have drawn $1.950 million for capital infusion to the bank. High growth requires capital and the Corporation will be exploring different short-term and long-term capital solutions to sustain our growth and profitability objectives.

LOOKING FORWARD

We are looking forward to a strong closing quarter in 2006. In the fourth quarter we will be finalizing our 2007 goals and objectives. We will develop this 2007 Plan conscious of our responsibility to you, our shareholders, to increase franchise value by expanding our customer base, growing loans, and controlling costs, all leading to increased profitability.

Sincerely,


/s/ PAUL D. TOBIAS
-------------------------------------
PAUL D. TOBIAS
Chairman and CEO

          MACKINAC FINANCIAL CORPORATION SELECTED FINANCIAL HIGHLIGHTS

                                                                                  For The Period Ended
                                                                         -------------------------------------
                                                                          September     December     September
                                                                           30, 2006     31, 2005     30, 2005
                                                                         -----------   ----------   ----------
(Dollars in thousands, except per share data) *                          (Unaudited)         (Unaudited)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets                                                             $  363,191    $  298,722   $  280,590
Total loans                                                                 292,614       239,771      218,462
Total deposits                                                              293,494       232,632      213,268
Borrowings and subordinated debentures                                       38,307        36,417       36,417
Total shareholders' equity                                                   28,226        26,588       27,900

SELECTED STATEMENTS OF INCOME DATA NINE MONTHS AND YEAR ENDED):
Net interest income                                                      $    8,566    $    9,780   $    7,100
Income (loss) before taxes                                                      853        (7,364)      (6,336)
Net income (loss)                                                             1,378        (7,364)      (6,336)
Income (loss) per common share - Basic                                          .40         (2.15)       (1.85)
Income (loss) per common share - Diluted                                        .40         (2.15)       (1.85)

THREE MONTHS ENDED
Net interest income                                                      $    2,952    $    2,680   $    2,507
Income (loss) before taxes                                                      190        (1,028)        (518)
Net income (loss)                                                               690        (1,028)        (518)
Income (loss) per common share - Basic                                          .20          (.30)        (.15)
Income (loss) per common share - Diluted                                        .20          (.30)        (.15)

SELECTED FINANCIAL RATIOS AND OTHER DATA (NINE MONTHS AND YEAR ENDED):
PERFORMANCE RATIOS:
Net interest margin                                                            3.53%         3.64%        3.79%
Efficiency ratio                                                              93.12        160.43       112.11
Return on average assets                                                        .54         (2.58)       (2.97)
Return on average equity                                                       6.71        (25.63)      (28.99)

Average total assets                                                     $  341,646    $  285,896   $  284,978
Average total shareholders' equity                                       $   27,440    $   28,732   $   29,218
Average loans to average deposits ratio                                       98.86%        98.17%       99.33%

COMMON SHARE DATA (AT END OF PERIOD):
Market price per common share                                            $    10.56    $     9.10   $    10.99
Book value per common share                                              $     8.23    $     7.76   $     8.14
Common shares outstanding                                                 3,428,695     3,428,695    3,428,695

OTHER DATA (AT END OF PERIOD):
Allowance for loan losses                                                $    5,316    $    6,108   $    6,589
Non-performing assets                                                    $    2,091    $    1,059   $    3,905
Allowance for loan losses to total loans                                       1.82%         2.55%        3.02%
Non-performing assets to total assets                                           .58%          .35%        1.39%
Number of:
   Employees (FTE basis)                                                         96           102           98
   Branch locations                                                              13            12           12

                           QUARTERLY FINANCIAL SUMMARY

*(Dollars in thousands, except per share data)

                                                                                                                    Net     Book
                                                         Average      Return on Average      Net                  Income    Value
                      Average    Average    Average   Shareholders'   -----------------   Interest   Efficiency     Per      Per
Quarter Ended         Assets      Loans    Deposits       Equity       Assets   Equity     Margin       Ratio      Share    Share
-------------        --------   --------   --------   -------------    ------   ------    --------   ----------   ------   ------
SEPTEMBER 30, 2006   $362,632   $289,210   $296,608      $28,041          .75%    9.76%     3.36%       91.17%    $  .20   $ 8.23
June 30, 2006         342,820    273,686    274,591       27,213          .22     2.82      3.62        91.41        .05     7.93
March 31, 2006        319,007    250,735    254,720       27,055          .63     7.47      3.62        99.37        .15     7.93
December 31, 2005     288,619    224,386    219,967       27,288        (1.41)  (14.95)     3.96       128.37       (.30)    7.76
September 30, 2005    280,506    209,785    211,197       28,112         (.73)   (7.39)     3.79       112.11       (.15)    8.14
June 30, 2005         277,754    197,545    206,875       28,879         (.83)   (8.01)     3.67       119.07       (.17)    8.32
March 31, 2005        296,856    199,703    209,035       30,692        (7.16)  (69.25)     3.21       300.96      (1.53)    8.42
December 31, 2004     327,543    218,962    211,685        8,455         2.95   114.17      2.48        71.83       8.25    10.13
September 30, 2004    346,078    226,951    236,418        6,096         (.87)  (49.53)     2.25       120.66      (2.17)   18.44

* Historical per share data has been adjusted for the 20:1 reverse stock split distributed in December 2004.


                                        9